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            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Pre-Effective Amendment No. 1 to Registration Statement No. 333-215132 on Form S-3 of our report dated March 23, 2017, relating to the financial statements and financial statement schedules of Metropolitan Life Insurance Company and its subsidiaries (the "Company") incorporated by reference in the Annual Report on Form 10-K of the Company for the year ended December 31, 2016, and to the reference to us as Experts under the heading "Independent Registered Public Accounting Firm" in the prospectus, which is part of such Registration Statement.

/s/ Deloitte & Touche LLP

New York, New York
May 11, 2017